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                                                                   EXHIBIT 99.4
                                                                   News Release

              VOICE MOBILITY CLOSES CDN$13 MILLION EQUITY FINANCING PROCEEDS TO FUEL GROWTH OF COMPANY'S UNIFIED COMMUNICATIONS PLATFORM

VANCOUVER, BC, APRIL 4, 2001 - Voice Mobility International, Inc. (OTCBB: VMII and FWB: VMY), the developer of the UNIFIED COMMUNICATIONS(TM)software suite, announced today that it has closed the sale of an aggregate of 6.5 million Special Warrants at a purchase price of Cdn$2.00 per Special Warrant. The sale results in gross proceeds to the Company of Cdn$13 million.

"In today's volatile equity markets, it is a significant accomplishment to have successfully placed this offering with new institutional investors," said Voice Mobility's Chief Executive Officer Jay Hutton. "We are delighted with the market's endorsement of our business strategy and its belief that the unified communications sector is on the verge of significant growth." Proceeds from the offering will be used to expand global sales and marketing activities, for research and development of Voice Mobility's current and "Next Generation" platform, working capital and potential acquisitions. "With our financing in place, we will continue with our aggressive growth strategy and support our customers as they launch our unified communications platform," added Mr. Hutton.

Each Special Warrant entitles the holder to acquire, without payment of any additional consideration, one Unit, each Unit consisting of one share of Common Stock of the Company and one-half of one share Warrant. Each whole share Warrant entitles the holder to purchase an additional share of Common Stock at an exercise price of Cdn$2.25 for a period of two years from the closing date. A registration statement relating to the resale of the underlying Common Stock and share Warrants will be filed with the U.S. Securities and Exchange Commission and a prospectus to qualify the issuance of the Common Stock and Warrants will be filed with securities regulatory authorities in Canada.

Of the gross proceeds from the Special Warrant private placement, Cdn$11.3 million has been placed in escrow, with the release of such funds to the Company conditional upon the Company satisfying certain conditions. In the event certain such conditions are not satisfied by October 3, 2001, the holders of such escrowed securities shall have the option to require the Company to repurchase the escrowed Special Warrants at the original purchase price. Loewen, Ondaatje, McCutcheon Limited, of Toronto, Canada, acted as Lead Agent and Acumen Capital Finance Partners Limited and Paradigm Capital Inc. acted as co-Agents in the private placement.

ABOUT VOICE MOBILITY
Voice Mobility International, Inc. is the developer of the UNIFIED COMMUNICATIONS software suite. The suite features a "FIND-ME FOLLOW-ME" application that makes it possible for all voice, pager and fax calls to reach a user through a single number. The suite also simplifies voice, fax and email messages by collecting them in a single mailbox. The system converts these voice and fax messages to sound or image files that can be retrieved using any email program or web service. This means that they can be listened to, viewed, stored, redirected and managed using a personal computer, wireless device or telephone. Voice Mobility markets its software suite to telephone companies, competitive local exchange carriers, application service providers Internet service providers and wireless service providers. Further information about Voice Mobility can be found at www.voicemobility.com.

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FORWARD-LOOKING (SAFE HARBOR) STATEMENT
This news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, future sales, product demand, growth of the unified messaging industry, competition, the effect of economic conditions and technological difficulties and other risks detailed in Voice Mobility's filings with the U.S. Securities and Exchange Commission.

Voice Mobility International Inc.   United Kingdom:           Canadian Media:
Joshua Orzech                       Maxine Barnes             Kim Hardy
Manager, Communications             Iken Communications       National Public
                                                              Relations
888.370.8751                        011.44.207.251.1385       604.684.6655
investors@voicemobility.com         maxinebarnes@msn.com      khardy@national.ca